Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 17, 2011, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of America’s Car-Mart, Inc. on Form 10-K for the year ended April 30, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statements of America’s Car-Mart, Inc. on Forms S-8 (File Nos. 33-59519, 33-59527, 33-41960, 33-22590, 33-71090, 333-38475, 333-147915, 333-139270, 333-139269, 333-129727, 333-163022, 333-170964).

/s/ GRANT THORNTON LLP

Tulsa, OK
June 17, 2011